Exhibit 1.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of December 31, 2015, is by and among REALTY CAPITAL SECURITIES, LLC, a Delaware limited liability company (“RCS”), AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland Corporation (the “Company”) and AMERICAN REALTY CAPITAL HOSPITALITY ADVISORS, LLC (the “Advisor”, and together with the Company, the “Company Parties” and together with RCS and the Company, the “Parties” and individually, a “Party”).
W I T N E S S E T H:
WHEREAS, each of the Parties is a party to that certain Exclusive Dealer Manager Agreement, dated January 7, 2014, (as may be amended, modified or supplemented from time to time, the “DMA”), pursuant to which RCS has been retained as exclusive dealer manager for the Company’s initial public offering (the “Offering”) of shares of common stock, $0.01 par value per share (“Common Stock”), on the terms set forth therein; and
WHEREAS, the Parties wish to terminate the DMA on the terms, and subject to the conditions, set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Termination of the DMA. Each of the Company Parties on one hand, and RCS on the other, hereby agree and acknowledge that, notwithstanding the terms set forth in Section 10 of the DMA, as of December 31, 2015 (the “Effective Date”), the DMA will be irrevocably and unconditionally terminated (requiring no further action on the part of the parties thereto), and that each shall have no further liability or obligation under the DMA, in law or in equity, to the other, regardless of when any such liability or obligation arises or becomes known; provided, that the provisions specified in Section 11(a) of the DMA which are purported to survive termination of the DMA shall survive termination and continue in effect beyond the Effective Date except for the last sentence of Section 11(a) of the DMA, which shall have no further force or effect, notwithstanding the first sentence of Section 11(a) of the DMA.
1.    Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.
2.    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of New York, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.
3.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4.    Further Assurances. Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.
5.    Parties in Interest. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.
6.    Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.
7.    Headings. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
REALTY CAPITAL SECURITIES, LLC

By:    /s/ Louisa Quarto
Name: Louisa Quarto
Title: President

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:    /s/ James A. Tanaka
Name: James A. Tanaka
Title: Authorized Signatory

AMERICAN REALTY CAPITAL HOSPITALITY ADVISORS, LLC

By:    /s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory